EXHIBIT 3.01(d)

ARTICLES OF AMENDMENT TO
THE ARTICLES OF INCORPORATION
OF WEB.COM, INC.

Pursuant to the provisions of Sections 302A.135 and 302A.139 of the Minnesota Business Corporation Act, the undersigned Minnesota corporation hereby adopts the following Articles of Amendment to its Articles of Incorporation:

1.  The name of the corporation is Web.com, Inc. (hereinafter referred to as the “Corporation”).

2.  Article Third of the Articles of Incorporation of the Corporation is hereby amended to read as follows:

“The aggregate number of authorized shares of the corporation is Twenty-Six Million (26,000,000) shares of $.01 par value, which shall be divisible into the classes and series, have the designations, voting rights and other rights and preferences and be subject to the restrictions, that the Board of Directors of the corporation may from time to time establish, fix and determine consistent with Articles 4 and 5 hereof. Unless otherwise designated by the Board of Directors, all issued shares shall be deemed Common Stock with equal rights and preferences.”

3.  The foregoing amendment was approved by the board of directors of the Corporation by resolutions dated February 21, 2006, and by the shareholders of the Corporation at the Corporation’s Annual Meeting of Shareholders on March 31, 2006, in accordance with the provisions of Section 302A.135, contained in Chapter 302A of the Minnesota Statutes.

4.  The effective date and time of the amendment to the Articles of Incorporation of the Corporation will be the 31st day of March, 2006, at 4:00 P.M. Eastern Standard Time.

5.  I certify that I am authorized to execute this amendment and I further certify that I understand that by signing this amendment, I am subject to the penalties of perjury as set forth in Section 609.48 as if I had signed this amendment under oath.

Dated this 31st day of March, 2006.

WEB.COM, INC.
a Minnesota corporation

By:  /s/ Jonathan B. Wilson
Jonathan B. Wilson,
Senior Vice President, Legal and Corporate  Development